UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2007

Bank of Marin Bancorp
(Exact name of Registrant as specified in its charter)

California		20-8859754
(State or other jurisdiction of incorporation)	(File number)	(I.R.S. Employer Identification No.)

504 Redwood Blvd., Suite 100, Novato, CA	94947
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 884-7781

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01.	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On Sunday, July 1, 2007, Bank of Marin, a state banking corporation organized under the laws of the State of California (“Bank”), will complete its holding company reorganization, whereby the Bank will become the wholly owned subsidiary of Bank of Marin Bancorp, a California corporation (“Bancorp”).  The Plan of Reorganization and Agreement of Merger, dated March 8, 2007 (the “Plan”), which governs the reorganization was submitted to the California Secretary of State on Friday, June 29, 2007 for filing as of Sunday, July 1, 2007.

Pursuant to the Plan, upon the closing of the reorganization each outstanding share of Bank common stock will be exchanged for one share of common stock of Bancorp.

Registrar and Transfer Company of Cranford, New Jersey, is Bancorp’s transfer agent.

The filing of this 8-K Report by Bancorp begins Bancorp’s filings with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Bank previously filed such Exchange Act reports with the Federal Deposit Insurance Corporation (FDIC) pursuant to Section 12(i) of the Exchange Act.

Bancorp’s common stock will begin trading on the Nasdaq Capital Market under the symbol “BMRC” on July 2, 2007.

Section 9 - Financial Statements and Exhibits

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired.

The audited financial statements for Bank of Marin as of December 31, 2006 and 2005, and for the three year period ended December 31, 2006 are attached hereto beginning at page F-1.

(b)	Pro forma financial information.

Because Bank of Marin Bancorp had no operations as of December 31, 2006, pro forma financial information for Bank of Marin Bancorp and Bank of Marin on a consolidated basis would be substantially identical to the financial statements of Bank of Marin attached hereto.

(d)	Exhibits.

2.1	Plan of Reorganization and Agreement of Merger, dated as of March 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2007	BANK OF MARIN BANCORP

	By:	/s/ Christina J. Cook
Christina J. Cook
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Bank of Marin

We have audited the accompanying statements of condition of Bank of Marin (the Bank) as of December 31, 2006 and 2005 and the related statements of operations, changes in stockholders’ equity and cash flows for the three years ended December 31, 2006. We have also audited management’s assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that the Bank maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Bank of Marin’s management is responsible for these financial statements, maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Bank’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Marin as of December 31, 2006 and 2005 and the results of its operations and cash flows for the three years then ended in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion management’s assessment that Bank of Marin maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the COSO. Furthermore, in our opinion, Bank of Marin maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the COSO.

As discussed in note one to the financial statements, effective January 1, 2006, the Bank changed its method of accounting for share-based payment arrangements to conform to Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment.”

/s/ MOSS ADAMS LLP

Stockton, California
March 5, 2007

STATEMENT OF CONDITION at December 31, 2006 and December 31, 2005

(in thousands, except share data)	December 31, 2006	December 31, 2005

Assets
Cash and due from banks	$37,283	$21,062
Federal funds sold	1,500	1,200
Cash and cash equivalents	38,783	22,262

Investment securities
Held to maturity, at amortized cost	14,159	21,895
Available for sale (at fair market value, cost $76,231 in 2006 and $88,098 in 2005)	75,214	86,777
Total investment securities	89,373	108,672

Loans, net of allowance for loan losses of $8,023 in 2006 and $7,115 in 2005	711,755	679,546
Bank premises and equipment, net	8,446	5,034
Interest receivable and other assets	28,221	24,935

Total assets	$876,578	$840,449

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Non-interest bearing	$206,201	$198,624
Interest bearing
Transaction accounts	75,993	75,652
Savings and money market	365,850	319,349
Time	88,653	127,547
Total deposits	736,697	721,172
Federal funds purchased and
Federal Home Loan Bank borrowings	39,400	31,000
Subordinated debenture	5,000	5,000
Interest payable and other liabilities	5,956	5,056

Total liabilities	787,053	762,228

Stockholders' Equity
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding – 5,366,416 shares in 2006 and 4,960,248 in 2005	61,355	50,957
Retained earnings	28,760	28,030
Accumulated other comprehensive loss, net	(590)	(766)

Total stockholders’ equity	89,525	78,221

Total liabilities and stockholders’ equity	$876,578	$840,449

The accompanying notes are an integral part of these financial statements.

STATEMENT OF OPERATIONS for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004

(in thousands, except per share amounts)	December 31, 2006	December 31, 2005	December 31, 2004

Interest income
Interest and fees on loans	$53,447	$44,988	$33,140
Interest on investment securities
U. S. Treasury securities	76	155	324
Securities of U. S. Government agencies	3,707	2,930	2,257
Obligations of state and political subdivisions (tax exempt)	558	808	1,012
Corporate debt securities and other	297	448	795
Interest on Federal funds sold	226	156	61
Total interest income	58,311	49,485	37,589

Interest expense
Interest on interest bearing transaction accounts	293	276	257
Interest on savings and money market deposits	10,979	5,530	2,961
Interest on time deposits	3,837	3,396	1,968
Interest on borrowed funds	1,469	841	166
Total interest expense	16,578	10,043	5,352

Net interest income	41,733	39,442	32,237
Provision for loan losses	1,266	1,541	934
Net interest income after provision for loan losses	40,467	37,901	31,303
Non-interest income
Service charges on deposit accounts	1,007	1,044	1,137
Wealth Management Services	1,067	958	922
Other income	1,898	1,706	1,584
Total non-interest income	3,972	3,708	3,643

Non-interest expense
Salaries and related benefits	15,490	13,819	11,954
Occupancy and equipment	2,624	2,074	1,864
Depreciation and amortization	998	846	949
Data processing	1,537	1,330	1,210
Other expense	5,242	4,429	3,643
Total non-interest expense	25,891	22,498	19,620
Income before provision for income taxes	18,548	19,111	15,326

Provision for income taxes	6,665	7,374	5,808
Net income	$11,883	$11,737	$9,518

Net income per common share*
Basic	$2.21	$2.28	$1.90
Diluted	$2.11	$2.12	$1.76

Dividends declared per common share	$0.46	$0.20	$0.40

*Restated for the 5% stock dividends declared in April 2006 and April 2005.

The accompanying notes are an integral part of these financial statements.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006

				Accumulated Other
				Comprehensive
	Common Stock		Retained	Loss,
(dollar amounts in thousands)	Shares	Amount	Earnings	Net of Taxes	Total
Balance at December 31, 2003	2,954,054	$37,367	$17,955	$255	$55,577
Comprehensive income:
Net income	---	---	9,518	---	9,518
Other comprehensive income
Net change in unrealized gain (loss) on available for sale securities (net of tax benefit of $358)	---	---	---	(495)	(495)
Comprehensive income	---	---	9,518	(495)	9,023
Stock options exercised	126,901	1,875	---	---	1,875
Tax benefit from exercised stock options	---	652	---	---	652
Stock issued on 3-for-2 stock split declared on April 15	1,519,714	---	(9)	---	(9)
Cash dividends paid	---	---	(1,824)	---	(1,824)
Stock issued in payment of director fees	9,016	314	---	---	314
Balance at December 31, 2004	4,609,685	$40,208	$25,640	$(240)	$65,608
Comprehensive income:
Net income	---	---	11,737	---	11,737
Other comprehensive income
Net change in unrealized loss on available for sale securities (net of tax benefit of $381)	---	---	---	(526)	(526)
Comprehensive income	---	---	11,737	(526)	11,211
Stock options exercised	106,709	1,351	---	---	1,351
Tax benefit from exercised stock options	---	680	---	---	680
Stock issued on 5% stock dividend declared on April 14	233,025	8,340	(8,357)	---	(17)
Cash dividends paid	---	---	(990)	---	(990)
Stock issued in payment of director fees	10,829	378	---	---	378
Balance at December 31, 2005	4,960,248	$50,957	$28,030	$(766)	$78,221
Comprehensive income:
Net income	---	---	11,883	---	11,883
Other comprehensive income
Net change in unrealized loss on available for sale securities (net of tax benefit of $128)	---	---	---	176	176
Comprehensive income	---	---	11,883	176	12,059
Stock options exercised	258,207	3,307	---	---	3,307
Tax benefit from exercised stock options	---	1,394	---	---	1,394
Stock repurchased, including commission costs	(115,625)	(3,968)	---	---	(3,968)
Stock-based compensation	---	555	---	---	555
Stock issued on 5% stock dividend declared on April 13	250,658	8,678	(8,705)	---	(27)
Cash dividends paid	---	---	(2,448)	---	(2,448)
Stock issued in payment of director fees	12,928	432	---	---	432
Balance at December 31, 2006	5,366,416	$61,355	$28,760	$(590)	$89,525

The accompanying notes are an integral part of these financial statements.

STATEMENT OF CASH FLOWS for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004

(in thousands)	December 31, 2006	December 31, 2005	December 31, 2004
Cash Flows from Operating Activities:
Net income	$11,883	$11,737	$9,518
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,266	1,541	934
Compensation payable in common stock	465	410	344
Stock-based compensation expense	555	---	---
Excess tax benefits from exercised stock options	(1,394)	---	---
Amortization and accretion of investment security premiums, net	487	821	1,570
Depreciation and amortization	998	846	949
Net loss on disposition and sale of furniture and equipment	50	---	---
Net change in operating assets and liabilities:
Interest receivable	(257)	(621)	(362)
Interest payable	292	89	(25)
Deferred rent and other rent-related expenses	164	---	---
Other assets	(1,870)	(2,762)	(3,468)
Other liabilities	1,060	1,709	1,046
Total adjustments	1,816	2,033	988
Net cash provided by operating activities	13,699	13,770	10,506
Cash Flows from Investing Activities:
Purchase of securities held-to-maturity	(1,087)	(1,205)	(5,363)
Purchase of securities available-for-sale	(10,471)	(33,630)	(38,545)
Proceeds from paydowns/maturity of:
Securities held-to-maturity	8,663	15,915	9,350
Securities available-for-sale	22,011	19,511	42,878
Proceeds from sales of securities	---	992	---
Purchase of bank owned life insurance policies	(1,159)	(698)	---
Loans originated and principal collected, net	(33,475)	(110,240)	(126,358)
Proceeds from sale of equipment	12	---	---
Additions to premises and equipment	(3,855)	(1,969)	(352)
Net cash used in investing activities	(19,361)	(111,324)	(118,390)
Cash Flows from Financing Activities:
Net increase in deposits	15,525	76,093	60,963
Proceeds from stock options exercised	3,307	2,031	2,527
Net increase in Federal Funds purchased and Federal Home Loan Bank borrowings	8,400	13,200	17,800
Common stock repurchased	(3,968)	---	---
Dividends paid in cash	(2,448)	(990)	(1,824)
Cash paid for fractional shares	(27)	(17)	(9)
Subordinated debt issued	---	---	5,000
Excess tax benefits from exercised stock options	1,394	---	---

Net cash provided by financing activities	22,183	90,317	84,457
Net increase (decrease) in cash and cash equivalents	16,521	(7,237)	(23,427)
Cash and cash equivalents at beginning of year	22,262	29,499	52,926
Cash and cash equivalents at end of year	$38,783	$22,262	$29,499
Supplemental disclosure of cash flow information:
Cash paid for interest	$16,285	$9,911	$5,319
Cash paid for income taxes	$6,075	$7,400	$5,599

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

Note 1:  Summary of Significant Accounting Policies

Nature of Operations:  The Bank of Marin (the Bank) is a California state chartered bank.  The Bank operates eight branches in Marin County and three in southern Sonoma County, California.  The Bank's primary source of revenue is interest from providing loans to customers, who are predominantly professionals, small and middle-market businesses, and middle and high-income individuals who work and/or reside in Marin and southern Sonoma counties.  The accounting and reporting policies of the Bank conform with generally accepted accounting principles and general practice within the banking industry.  A summary of the more significant policies follows.

Investment Securities are classified as "held to maturity," "trading securities" or "available for sale."  Investments classified as held to maturity are those that the Bank has the ability and intent to hold until maturity and are reported at cost, adjusted for the amortization or accretion of premiums or discounts.  Investments classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings.  Investments classified as available for sale are reported at fair value, with unrealized gains and losses, net of related tax, if any, reported as a separate component of comprehensive income and included in stockholders' equity until realized.  For the majority of the Bank's securities, fair values are determined based upon quoted prices for similar securities.

At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other than temporary based upon the positive and negative evidence available.  Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions and interest rate trends.  A decline in the market value of any security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security.  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method.  Dividend and interest income are recognized when earned.  Realized gains and losses for securities are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans are reported at the principal amount outstanding net of deferred fees and the allowance for loan losses.  Interest income is accrued daily using the simple interest method.  Loans are placed on nonaccrual status when management believes that there is serious doubt as to the collection of principal or interest, or when they become contractually past due by 90 days or more with respect to principal or interest, except for loans that are both well secured and in the process of collection.  When loans are placed on nonaccrual status, any accrued but uncollected interest is reversed from current-period interest income and additional income is recorded only after the loan is brought current or after all principal has been collected. Loan origination and commitment fees, offset by certain direct loan origination costs, are deferred and amortized as yield adjustments over the contractual lives of the related loans.

Allowance for Loan Losses is based upon estimates of loan losses and is maintained at a level considered adequate to provide for probable losses inherent in the loan portfolio.  The allowance is increased by provisions charged to expense and reduced by net charge-offs.  In periodic evaluations of the adequacy of the allowance balance,  the Bank considers the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors. The allowance for loan losses is based on estimates and ultimate losses may vary from current estimates.

The Bank's method for assessing the appropriateness of the allowance includes specific allowances for identified problem loans, an allowance factor for pools of credits and allowances for changing environmental factors (e.g., portfolio trends, concentration of credit, growth, economic factors, etc.).  Allowances for identified problem loans are based on specific analysis of individual credits.  Loss estimation factors for loan pools are based on analysis of local economic factors applicable to each loan pool.  Due to the Bank's minimal historic losses, loss estimation factors are based only in part on the previous historical loss experience for each pool.  Allowances for changing environmental factors are management's best estimate of the probable impact these changes have had on the loan portfolio as a whole.

The Bank considers a loan to be impaired when it is probable the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.  For loans determined to be impaired, the extent of the impairment is measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate or based on the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent.  When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through an allocation of the allowance for loan losses.  The Bank's Asset/Liability Management Committee (ALCO) reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions.  The allowance is adjusted based on that review if, in the judgment of the ALCO and management, changes are warranted.

Transfers of Financial Assets The Bank has entered into certain participation agreements with other organizations. The Bank accounts for these transfers of financial assets as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through either (a) an agreement to repurchase them before their maturity or (b) the ability to otherwise cause the holder to return specific assets. No gain or loss has been recognized by the Bank on the sale of these participation interests.

Bank Premises and Equipment consist of leasehold improvements, furniture, fixtures and equipment and are stated at cost, less accumulated depreciation and amortization, which are calculated on a straight-line basis over the estimated useful life of the property or the term of the lease (if less).  Furniture and fixtures are depreciated over 8 years and equipment is generally depreciated over 3 to 20 years.  Leasehold improvements are amortized over the terms of the leases or their estimated useful lives, whichever is shorter.  When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to expense as incurred.

Employee Stock Ownership Plan (ESOP) and Related Debt  The Bank accounts for shares acquired by its ESOP in accordance with the guidelines established by the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans."  The Bank recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released.  To the extent that the fair value of the Bank's ESOP shares committed to be released differ from the cost of those shares, the differential is charged or credited to equity.  The ESOP may be externally leveraged and, as such, the ESOP debt is recorded as a liability and interest expense is recognized on such debt.  The ESOP shares not yet committed to be released are accounted for as a reduction in stockholders' equity.

Income Taxes reported in the financial statements are computed based on an asset and liability approach.  The Bank recognizes the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for the future tax consequences that have been recognized in the financial statement or tax returns.  The measurement of tax assets and liabilities is based on the provisions of enacted tax laws.

Cash and Cash Equivalents include cash and due from banks and federal funds sold, which have an original maturity of 90 days or less.
Earnings per share are based upon the weighted average number of common shares outstanding during each year.  The following table shows weighted average basic shares, potential common shares related to stock options, and weighted average diluted shares.  Basic earnings per share are based upon the weighted average number of common shares outstanding during each period.  Diluted earnings per share are based upon the weighted average number of common shares and potential common shares outstanding during each period.  Earnings per share and share amounts for all periods have been retroactively adjusted for the 5% stock dividends in 2005 and 2006.

	2006	2005	2004
Weighted average basic shares outstanding	5,385,483	5,163,962	5,012,885
Add: Potential common shares related to stock options	253,936	352,536	387,172

Weighted average diluted shares outstanding	5,639,419	5,516,498	5,400,057

The number of anti-dilutive shares not included in the calculation of diluted earnings per share was 87,865, 64,418 and 14,963 at December 31, 2006, 2005 and 2004, respectively.

Share-Based Compensation On January 1, 2006 the Bank adopted the provisions of Statement of Financial Accounting Standard No.123R (SFAS No.123R)”Share-Based Payment,” which requires that all share-based payments to employees, including stock options, be recognized as an expense in the income statement based on the grant date fair value of the award with a corresponding increase in common stock.  The fair value, as defined in SFAS No.123R, is amortized over the implied service period, which is generally the vesting period. Prior to January 1, 2006, the Bank accounted for its share-based payments in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” under which no stock-based compensation was required to be recognized in net income for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

Under FAS 123R, the Bank determines fair value at grant date using the Black-Scholes pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividend yield and the risk-free interest rate over the expected life of the option.  The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the expected life of the stock based award and stock price volatility.  The assumptions used represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, the Bank’s recorded stock-based compensation expense could have been materially different from that recorded in its financial statements.  In addition, the Bank is required to estimate the expected vesting period.  If the Bank’s actual forfeiture rate is materially different from the estimate, the share-based compensation expense could be materially different.

Upon adoption of SFAS No. 123R on January 1, 2006, the Bank elected the disclosure provisions using the modified-prospective-transition method.  Under that method, compensation cost recognized in 2006 includes a) compensation cost for all share-based option awards granted prior to, but not yet vested as of January 1, 2006 and b) compensation cost for all share-based option awards granted subsequent to January 1, 2006.

The results for prior periods have not been restated. However, had compensation cost for the stock option plans been determined in accordance with SFAS No. 123R in prior periods, the Bank’s net income and earnings per share would have been reduced to the pro forma amounts in the following table.

	Year Ended	Year Ended
(in thousands except per share data)	December 31, 2005	December 31, 2004
Net income as reported	$11,737	$9,518
Stock-based compensation expense, net of taxes	(833)	(905)
Pro forma net income	$10,904	$8,613
Earnings per share*
As reported (basic)	$2.28	$1.90
As reported (diluted)	$2.12	$1.76
Pro forma (basic)	$2.11	$1.71
Pro forma (diluted)	$1.98	$1.60
Weighted average fair value of options granted during the year*	$11.06	$11.18
* These numbers have been adjusted for the 5% stock dividends declared in April 2006 and 2005.

Derivative financial Instruments and Hedging Activities

Fair Value Hedges: The Bank's interest rate swap contracts that are designated as fair value hedges are aligned to perfectly offset hedged debt and therefore qualify for fair value short-cut hedge accounting in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.  The interest rate swaps are carried on the balance sheet at their fair value in other assets (when the fair value is positive) or in other liabilities (when the fair value is negative) and offset in other non-interest income.  As a result of interest rate fluctuations, the hedged fixed-rate loan will gain or lose market value.  In a fair value hedging strategy, this unrealized gain or loss in market value will be recorded as an adjustment to the hedged loan and offset in other non-interest income.

Non-designated Hedges: Both yield maintenance agreements with net settlement features that meet the definition of a derivative and the undesignated interest rate swaps used to mitigate the agreement’s change in value are recorded as assets or liabilities with offsetting gains and losses recorded directly to other non-interest income. The Bank’s forward swap is considered to be a non-designated hedge.

Comprehensive Income for the Bank includes net income reported on the statement of operations and changes in the fair value of its available for sale investments, net of related taxes, reported as a component of stockholders' equity.

Segment Information The Bank's two operating segments include the traditional community banking activities provided through its eleven branches and its Wealth Management Services.  The activities of these two segments are monitored and reported by Bank management as separate operating segments.  The accounting policies of the segments are the same as those described in this note.  The Bank evaluates segment performance based on total segment revenue and does not allocate expenses between the segments.  Wealth Management Services revenues were $1,067 thousand in 2006, $958 thousand in 2005 and $922 thousand in 2004, which are included in non-interest income in the statement of operations.  The revenues of the community banking segment are reflected in all other income lines in the statement of operations.

Reclassifications Certain amounts in prior years' financial statements have been reclassified to conform with the current presentation.  These reclassifications have no effect on previously reported net income.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recently Issued Accounting Standards
In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments” which amends FASB Statements Nos. 133 and 140 and specifies the treatment of financial instruments with embedded derivatives. The statement allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host), if the holder elects to irrevocably account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In January of 2007, the FASB approved the exemption of certain securities from SFAS No. 155 if the embedded derivative is tied only to the prepayment risk of the underlying financial asset and the investor does not control the right to accelerate the settlement. The adoption of SFAS No. 155 is not expected to have a material impact on the financial condition or results of operations of the Bank.

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 establishes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. For tax positions that meet the more-likely-than-not threshold, an enterprise may recognize only the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the taxing authority. FIN 48 is effective January 1, 2007. The cumulative effect of applying the provisions of FIN 48 would be recognized as an adjustment to the beginning balance of retained earnings. The adoption of FIN 48 is not expected to have a material impact on the financial condition or results of operations of the Bank.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the definition of fair value, describes methods used to appropriately measure fair value in accordance with generally accepted accounting principles and expands fair value disclosure requirements. This statement applies whenever other accounting pronouncements require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have a material impact on the Bank’s financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  The provisions of SAB 108 are effective for fiscal years ending on or after November 15, 2006.  The adoption of SAB 108 has not had a material impact on the Bank’s financial position or results of operations.

On February 15, 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure eligible financial instruments at fair value at specified election dates. Under SFAS No. 159 an entity will record unrealized gains and losses in earnings on items for which the fair value option has been elected at each subsequent reporting date.  The objective is to mitigate volatility in reported earnings without having to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective for fiscal years ending on or after November 15, 2007. Management is currently evaluating the impact of this interpretation on the Bank’s financial position and results of operations.

Note 2:  Investment Securities
The amortized cost and fair market value of investment securities at December 31, 2006 and 2005 consisted of the following:

	Amortized	Gross Unrealized		Fair Market
(In thousands)	Cost	Gains	Losses	Value

2006 Held to Maturity
Oblig. Of state & political subdivisions	$13,163	$67	$(114)	$13,116
Corporate debt securities and other	996	12	---	1,008
Total held to maturity	14,159	79	(114)	14,124

2006 Available for Sale
U. S. Treasury Securities	2,511	---	(7)	2,504
Securities of U. S. Government Agencies	69,742	11	(975)	68,778
Corporate CMOs	3,978	---	(46)	3,932
Total available for sale	76,231	11	(1,028)	75,214
Total	$90,390	$90	$(1,142)	$89,338

2005 Held to Maturity
Oblig. Of state & political subdivisions	$18,360	$115	$(190)	$18,285
Corporate debt securities and other	3,535	43	(29)	3,549
Total held to maturity	21,895	158	(219)	21,834

2005 Available for Sale
U. S. Treasury Securities	4,126	---	(64)	4,062
Securities of U. S. Government Agencies	81,695	17	(1,267)	80,445
Corporate CMOs	2,277	---	(7)	2,270
Total available for sale	88,098	17	(1,338)	86,777
Total	$109,993	$175	$(1,557)	$108,611

The amortized cost and estimated market value of investment securities at December 31, 2006 by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006
	Held to Maturity		Available for Sale
	Amortized Cost	Fair Market Value	Amortized Cost	Fair Market Value
(In thousands)
Within one year	$2,810	$2,828	$12,699	$12,570
After one but within five years	4,761	4,747	43,300	42,701
After five years through ten years	3,271	3,311	13,276	13,095
After ten years	3,317	3,238	6,956	6,848
Total	$14,159	$14,124	$76,231	$75,214

In the year ended December 31, 2006, no investment securities were sold and accordingly no gains or losses were recognized.  During 2005, the Bank sold one security due to deterioration of the issuer’s creditworthiness.  The proceeds from the sale totaled $992 thousand and resulted in a gain of $1 thousand. In the year ended December 31, 2004, the Bank did not sell any of its investment securities.

At At December 31, 2006, investment securities carried at $6.1 million were pledged with the Federal Reserve Bank of San Francisco: $1.3 million to secure the Bank’s Treasury, Tax and Loan account, and $4.8 million to provide collateral for potential future borrowings to meet unusual short-term liquidity needs. At December 31, 2006 investment securities carried at $10.8 million were pledged with the State of California:  $9.5 million to secure public deposits in compliance with the Local Agency Security Program and $1.3 million to provide collateral for trust deposits. In addition, at December 31, 2006, investment securities carried at $2.3 million were pledged to collateralize an internal Wealth Management Services checking account and $851 thousand was pledged to provide collateral for the Bank’s interest-rate swaps.

Investment securities with unrealized losses are summarized and classified according to the duration of the loss period as follows:

December 31, 2006
	<= 12 continuous months		> 12 continuous months
(In thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss
Held-to-maturity
Obligations of state & political subdivisions	$2,176	$(6)	$5,682	$(108)
Corporate debt securities and other	---	---	---	---
Total held to maturity	2,176	(6)	5,682	(108)

Available for sale
U. S. Treasury Securities	---	---	2,504	(7)
Securities of U. S. Government Agencies	3,456	(43)	61,589	(932)
Corporate CMOs	2,866	(41)	1,067	(5)
Total available for sale	6,322	(84)	65,160	(944)

Total temporarily impaired securities	$8,498	$(90)	$70,842	$(1,052)

December 31, 2005
	<= 12 continuous months		> 12 continuous months
(In thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss
Held-to-maturity
Obligations of state & political subdivisions	$4,454	$(22)	$3,850	$(168)
Corporate debt securities and other	---	---	2,014	(29)
Total held to maturity	4,454	(22)	5,864	(197)

Available for sale
U. S. Treasury Securities	---	---	4,063	(64)
Securities of U. S. Government Agencies	37,474	(507)	37,285	(760)
Corporate CMOs	2,270	(7)	---	---
Total available for sale	39,744	(514)	41,348	(824)

Total temporarily impaired securities	$44,198	$(536)	$47,212	$(1,021)

Management periodically evaluates each investment security in an unrealized loss position to determine if the impairment is temporary or other than temporary.  Included are forty-one securities at December 31, 2006 and forty-one securities at December 31, 2005 with fair values of $79.3 million and $91.4 million, respectively, and unrealized losses of $1.1 million and $1.6 million, respectively.

Management has determined that no investment security is impaired due to credit quality and no investment security is other-than-temporarily impaired. This temporary impairment is attributable to general changes in short-term interest rates as measured by the U.S. Treasury yield curve.

Note 3:  Loans
The majority of the Bank's loan activity is with customers located in California, primarily in the counties of Marin and southern Sonoma.  Although the Bank has a diversified loan portfolio, a large portion of the loans are for commercial property, and many of the Bank's loans are secured by real estate in Marin and Sonoma Counties.  Approximately 75% and 74% of the loans are secured by real estate at December 31, 2006 and 2005, respectively.

Outstanding loans by type, net of deferred loan fees of $2.8 million and $2.8 million at December 31, 2006 and 2005, respectively, are as follows:

(In thousands)	2006	2005
Commercial loans	$117,391	$144,510
Real estate
Commercial	311,692	282,564
Construction	116,790	112,116
Residential	58,912	36,304
Installment
Auto loans	84,141	77,612
Other installment	30,852	33,555
Total loans	719,778	686,661
Less Allowance for loan losses	(8,023)	(7,115)
Net Loans	$711,755	$679,546

At December 31, 2006, the Bank had one loan past due greater than 90 days totaling $49 thousand. At December 31, 2005, the Bank had no loans that were past due greater than 90 days.

At December 31, 2006, the Bank's FHLB line of credit and advances were secured under terms of a blanket collateral agreement by a pledge of certain qualifying collateral, including loans.

The Bank has, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal stockholders and their associates.  These transactions, including loans, are granted on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.  Likewise, these transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

An analysis of net loans to related parties for the years ended December 31, 2006 and 2005 is as follows:

(In thousands)	2006	2005
Balance at beginning of year	$4,627	$2,497
New loans to related parties	2,821	2,384
Repayments	(4,054)	(254)
Balance at end of year	$3,394	$4,627

The undisbursed commitment to related parties as of December 31, 2006, was $500 thousand.

Note 4:  Allowance for Loan Losses
Activity in the allowance for loan losses for each of the three years ended December 31 follows:

(In thousands)	2006	2005	2004
Beginning balance	$7,115	$6,110	$5,458
Provision for loan loss charged to expense	1,266	1,541	934
Loans charged off	(596)	(764)	(427)
Loan loss recoveries	238	228	145
Ending balance	$8,023	$7,115	$6,110
Total loans outstanding at end of year, before deducting allowance for loan losses	$719,778	$686,661	$576,957
Average total loans outstanding during the year	$701,438	$640,726	$514,299
Ratio of allowance for loan losses to total loans at end of year	1.11%	1.04%	1.06%

Loans classified as non-accrual amounted to $49 thousand at December 31, 2006. At December 31, 2005 and 2004 no loans were classified as non-accrual.

At December 31, 2006, the bank had one impaired loan totaling $49 thousand. At December 31, 2005 and 2004 the Bank had no impaired loans.  The average recorded investment in impaired loans was $1.8 million for the year ended December 31, 2006 (primarily related to two loans, one of which paid off and one that was sold), $214 thousand for the year ended December 31, 2005 and zero for the year ended December 31, 2004.

The gross interest income that would have been recorded had non-accrual loans been current totaled $223 thousand in the year ended December 31, 2006. For the years ended December 31, 2005 and 2004, the amount of foregone interest due to non-accrual loans was not significant.

Note 5:  Bank Premises and Equipment
A summary of Bank premises and equipment at December 31 follows:

(In thousands)	2006	2005
Leasehold improvements	$9,260	$6,438
Furniture and equipment	8,245	6,845
Subtotal	17,505	13,283
Accumulated depreciation and amortization	(9,059)	(8,249)
Bank premises and equipment, net	$8,446	$5,034

The amount of depreciation and amortization was $998 thousand, $846 thousand and $949 thousand for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 6:  Bank Owned Life Insurance
The Bank has purchased life insurance policies on the lives of certain officers of the Bank ($13.5 million cash surrender value at December 31, 2006 and $11.9 million cash surrender value at December 31, 2005) to finance employee benefit programs.  The investment in the Bank owned life insurance (BOLI) policies are reported in "interest receivable and other assets" at the cash surrender value of the policies.  The cash surrender value includes both the Bank's original premiums invested in the life insurance policies and the accumulated accretion of policy income since inception of the policies.  Income of $504 thousand in 2006 and $442 thousand in 2005 was recognized on the life insurance policies and is reported in "other non-interest income."

Note 7:  Deposits
Total time deposits were $88.7 million and $127.5 million at December 31, 2006 and 2005, respectively.  Interest on these deposits was $3.8 million, $3.4 million and $2.0 million in 2006, 2005 and 2004, respectively.  Scheduled maturities of these deposits at December 31, 2006 follows:

(In thousands)	2007	2008	2009	2010	2011	Thereafter	Total
Scheduled maturities of time deposits	$73,667	$5,784	$5,234	$2,951	$1,017	---	$88,653

The Bank accepts deposits from shareholders, directors and employees in the normal course of business, and the terms are comparable to those with non-affiliated parties.

Note 8:  Borrowings
Purchased Funds Short-term debt at December 31, 2006 and 2005 included overnight borrowings from the Federal Home Loan Bank ("FHLB") in the amount of $29.4 million and $21.0 million, respectively.  Short-term borrowing available to the Bank of $174.6 million consists of a line of credit for advances with FHLB secured under terms of a blanket collateral agreement by a pledge of loans.  At December 31, 2006 the Bank had an unused capacity with FHLB of $135.2 million.  The Bank also has unsecured lines of credit totaling $65.0 million with correspondent banks for overnight borrowings.  As of December 31, 2006, interest rates on these lines of credit ranged from 5.28% to 6.20%.

Federal Home Loan Bank Advance- During the third quarter of 2005, the Bank obtained a three-year fixed-rate advance with Federal Home Loan Bank for $10.0 million.  Each month, the Bank pays an annualized fixed rate of interest of 4.23% on the three-year advance.   The principal of $10.0 million is due in its entirety upon maturity in the third quarter of 2008.

Federal Reserve Line of Credit - The Bank also has available a line of credit with the Federal Reserve Bank of San Francisco totaling $4.7 million at 6.25% as of December 31, 2006.  This line of credit is secured by an agency security.

Subordinated Debt - On June 17, 2004 the Bank issued a 15-year, $5.0 million subordinated debenture through a pooled trust preferred program, which matures on June 17, 2019.  The Bank has the right to redeem the debenture, in whole or in part, at the redemption price at principal amounts in multiples of $1.0 million on any interest payment date on or after June 17, 2009.  The interest rate on the debenture changes quarterly and is paid quarterly at the three-month LIBOR plus 2.48%. The rate at December 31, 2006 was 7.84%. The debenture is subordinated to the claims of depositors and other creditors of the Bank.

Borrowings at December 31, 2006 and 2005 are summarized as follows:

		2006			2005
(In thousands)	Carrying Value	Average Balance	Average Rate	Carrying Value	Average Balance	Average Rate
Overnight borrowings	$29,400	$9,300	4.68%	$21,000	$11,498	3.04%

FHLB three-year advance	10,000	10,000	4.23	10,000	4,575	4.23

Subordinated debenture	5,000	5,000	7.82	5,000	5,000	5.97

The maximum amount outstanding at any month end for overnight borrowings was $39.0 million and $39.4 million, during 2006 and 2005, respectively.

Note 9:  Stockholders' Equity
On April 13, 2006 and April 14, 2005, the Board of Directors declared 5% stock dividends. Cash was paid in lieu of issuing fractional shares. Earnings per share amounts and information with respect to stock options have been restated for all years presented to reflect the stock dividends.

During the third quarter of 2005, the Bank implemented a quarterly dividend program. In 2006, the Bank paid cash dividends of forty-six cents per common share, totaling $2.4 million. In 2005, the bank paid cash dividends of twenty cents per common share, totaling $990 thousand. In 2004, the Bank paid one cash dividend of forty cents per share, totaling $1.8 million. The cash dividends were recorded as a reduction to retained earnings.

Under California State banking laws, payment of dividends is restricted to the lesser of retained earnings or the amount of undistributed net profits from the three most recent fiscal years.  Under this restriction, approximately $27.9 million of the retained earnings balance was available for payment of dividends as of December 31, 2006.

Under SFAS No. 123R which was implemented in January 2006, the fair value of stock options on the grant date is recorded as an expense on the income statement with a corresponding increase in common stock.  On December 31, 2006, the amount recorded in common stock was $555 thousand. See Notes 10 and 11 for further information on accounting for stock options and share-based payments. In addition, the Bank recorded tax benefits on exercised stock options of $1.4 million. The amount is accounted for as an addition to common stock with a corresponding decrease in accrued tax liability.

In October 2006, the Bank received approval from the California Department of Financial Institutions (DFI) and the Federal Deposit Insurance Corporation (FDIC) to buy back up to 10%, or approximately 545,884 of the Bank’s 5,458,838 then-outstanding shares, not to exceed $15 million.  The repurchase program allows the Bank to purchase common shares for a period of approximately twelve months from the approval date in the open market or in privately negotiated transactions. The Bank executes these transactions pursuant to the Securities and Exchange Commission’s Rule 10b-18.  Repurchase transactions are subject to market conditions as well as applicable legal and other considerations. All shares repurchased were made in open market transactions and were part of the publicly announced repurchase program. In 2006, the Bank purchased 115,625 shares at prices ranging from $32.43 to $36.25 for a total cost of $4.0 million.

Note 10: Stock Options
The Bank has stock option plans for full-time, salaried officers and employees who have substantial responsibility for the successful operation of the Bank.  Terms of the plans provide for the issuance of up to 1,115,629 shares of common stock for these officers and employees.  Options are issued at the fair market value of the stock at the date of grant. Options granted prior to January 1, 2006 vest 20% immediately and 20% on each anniversary of the grant for four years. Options granted subsequent to January 1, 2006 vest 20% on each anniversary of the grant for five years.  All officer and employee options expire ten years from the grant date.

Terms of the plans also provide for the issuance of up to 190,965 shares for non-employee directors which vest 20% immediately and 20% on each anniversary of the grant for four years. Director options expire seven years from the grant date.

Upon exercise of stock options, new common shares of the Bank are issued.

A summary of activity for the Bank’s options for the three years ended December 31, 2004, December 31, 2005 and December 31, 2006 is presented below.  Amounts have been restated to reflect the 5% stock dividends declared on April 14, 2005 and April 13, 2006. Amounts also reflect the 3-for-2 stock split paid on May 24, 2004.

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contractual Term (in years)
Options outstanding at December 31, 2003	899,193	$12.01	---	---
Granted	110,562	27.08	---	---
Cancelled/forfeited	(22,343)	16.89	---	---
Exercised	(185,233)	10.12	$3,284	---
Options outstanding at December 31, 2004	802,179	14.38	$17,077	5.72
Exercisable (vested) at December 31, 2004	593,478	$12.37	$13,828	4.93

Options outstanding at December 31, 2004	802,179	$14.38	---	---
Granted	96,732	32.87	---	---
Cancelled/forfeited	(6,340)	24.89	---	---
Exercised	(115,015)	11.75	$2,438	---
Options outstanding at December 31, 2005	777,556	16.99	$12,025	5.41
Exercisable (vested) at December 31, 2005	587,390	$13.89	$10,865	4.47

Options outstanding at December 31, 2005	777,556	$16.99	---	---
Granted	79,351	33.30	---	---
Cancelled/forfeited	(49,335)	25.18	---	---
Exercised	(261,307)	12.65	$5,340	---
Options outstanding at December 31, 2006	546,265	20.69	$11,303	5.44
Exercisable (vested) at December 31, 2006	383,842	$16.28	$6,249	4.17

As of December 31, 2006 there was $1.1 million of total unrecognized compensation expense related to non-vested stock options.  This cost is expected to be recognized over a weighted average period of approximately 14.6 months.

A summary of the options outstanding and exercisable by price range as of December 31, 2006 is presented in the following table.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding as of 12/31/06	Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$5.01 - $10.00	6,906	0.2	$6.08	6,906	$6.08
$10.01 - $15.00	235,848	3.1	$11.88	235,848	$11.88
$15.01 - $20.00	54,447	4.8	$16.99	48,150	$16.93
$20.01 - $25.00	19,147	4.9	$20.32	15,316	$20.32
$25.01 - $30.00	72,576	7.2	$26.84	44,089	$26.82
$30.01 - $35.00	154,033	8.7	$32.98	32,210	$32.59
$35.01 - $40.00	3,308	8.0	$35.37	1,323	$35.37
	546,265	5.4	$20.69	383,842	$16.28

Note 11: Share-Based Compensation
On January 1, 2006 the Bank adopted the provisions of Statement of Financial Accounting Standard No.123R (SFAS No.123R)”Share-Based Payment,” which requires that all share-based payments, including stock options, be recognized as an expense in the income statement based on the grant date fair value of the award with a corresponding increase in common stock.

The following table summarizes share-based compensation expense under SFAS No. 123R for the year ended December 31, 2006.

Year Ended
(in thousands except fair value data)	Dec. 31, 2006

Net income as reported	$11,833
Stock based compensation included in salaries and related benefits	555
Tax benefit of share-based compensation included in provision for income taxes	(80)
Share-based compensation net of tax	$475

Weighted-average fair value of options granted	$7.93
Weighted-average fair value of options vested	$9.30

The Bank determines fair value at grant date using the Black-Scholes pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividend yield and the risk-free interest rate over the expected life of the option.

The weighted average assumptions used in the pricing model are noted in the table below.  The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behavior.   The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  Expected volatility is based on the historical volatility of the Bank’s stock.

For options granted prior to January 1, 2006, and valued in accordance with Statement of Financial Accounting Standard No. 123,”Accounting for Stock-Based Compensation,” (SFAS No. 123),the Bank recognized option forfeitures as they occurred.

For options granted after January 1, 2006, and valued in accordance with SFAS 123R, the Bank expenses the fair value of the option on a straight-line basis over the vesting period.  The Bank estimates forfeitures and only recognizes expense for those shares expected to vest.  The Bank’s estimated forfeiture rate, based on historical forfeiture experience, was 7.5% in 2006.

Assumptions used in the Bank’s pricing model are shown below.

	Year ended
	Dec. 31, 2006	Dec 31, 2005	Dec. 31, 2004
Risk-free interest rate	5.06%	4.38%	4.05%
Expected dividend yield	1.37%	1.13%	1.22%
Expected life in years	7	9	8
Expected price volatility*	12.53%	22.87%	29.96%

*In 2006 the stock was traded more actively, reducing price volatility

The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the expected life of the stock based award and stock price volatility.  The assumptions listed above represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.  As a result, if other assumptions had been used, the Bank’s recorded stock-based compensation expense could have been materially different from that reflected in these financial statements.  In addition, the Bank is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest.  If the Bank’s actual forfeiture rate is materially different from the estimate, the share-based compensation expense could be materially different.

Note 12:  Benefit Plans
In 2003 the Bank established an Officer Deferred Compensation Plan that allows key executive officers designated by the Board of Directors of the Bank to defer up to 80% of their salary and 100% of their annual bonus.  Amounts deferred earn interest at a rate set annually by the Board of Directors.  The interest rate was set at 7.25% for 2006, 7.25% for 2005 and 7.00% for 2004.   The Bank's deferred compensation obligation of $1.8 million and $1.4 million at December 31, 2006 and 2005, respectively, is included in "interest payable and other liabilities."

The Bank also established a Split Dollar Plan and a Survivor Income Plan in 2003 for officers designated by the Board of Directors.  Death benefits are provided under the specific terms of these plans.  The Bank has purchased life insurance policies on the designated officers in connection with these plans.  The expense recognized under this plan totaled $67 thousand and $56 thousand for the years ended December 31, 2006 and 2005, respectively.

The Bank's 401(k) Plan commenced in May 1990 and is available to all employees.  Under the Plan employees can defer up to 50% of their base pay, up to the maximum amount allowed by the Internal Revenue Code.  The Bank will match 50% of each participant's contribution up to a maximum match of $4 thousand annually.  Employer contributions totaled $409 thousand, $338 thousand and $306 thousand for the years ended December 31, 2006, 2005 and 2004, respectively.

In 1999 the Plan was amended to include an employee stock ownership component and was renamed the Bank of Marin Employee Stock Ownership and Savings Plan.  Under the terms of the Plan, as amended, a portion of the Bank's profits, as determined by the Board of Directors, is contributed to the Plan each year either in common stock or in cash for the purchase of Bank of Marin stock.  For the years ended December 31, 2006, 2005 and 2004 the Bank contributed $900 thousand, $889 thousand and $754 thousand, respectively.  Generally, cash dividends on the Bank's stock held by the Plan are used to purchase additional shares in the open market.  All shares of the Bank's stock held by the Plan are included in the calculations of basic and diluted earnings per share.

Contributions to the Plan for both the matching contribution and for the purchase of Bank of Marin stock are included in "salaries and benefits."   Employer contributions vest at a rate of 20% per year over a five-year period.

Note 13:  Income Taxes
The current and deferred components of the income tax provision for each of the three years ended December 31 are as follows:

(In thousands)	2006	2005	2004
Current tax provision
Federal	$5,800	$6,113	$4,791
State	1,514	2,220	1,828
Total current	7,314	8,333	6,619
Deferred tax (benefit)/liability
Federal	(494)	(769)	(619)
State	(155)	(190)	(192)
Total deferred	(649)	(959)	(811)
Total income tax provision	$6,665	$7,374	$5,808

Income taxes recorded directly to comprehensive income are not included above.  These income tax benefits /(liabilities) relating to changes in the unrealized gains and losses on available for sale securities amounted to $128 thousand, $381 thousand and $358 thousand in 2006, 2005 and 2004, respectively.

The following table shows the tax effect of the Bank's cumulative temporary differences as of December 31:

(In thousands)	2006	2005
Deferred tax assets:
Allowance for loan losses	$3,557	$3,139
Depreciation	366	344
State franchise tax	541	579
Deferred compensation	797	640
Lease transactions	78	---
Stock based compensation	67	---
Net unrealized loss on securities available for sale	428	556

Deferred tax liabilities
Loan origination costs	(180)	(151)
Securities Accretion	(26)	---
Net deferred tax asset	$5,628	$5,107

Based upon the level of historical taxable income and projections for further taxable income over the periods during which the deferred tax assets expect to be deductible, management believes it is more likely than not the Bank will realize the benefit of the deferred tax assets.

The effective tax rate of the Bank for 2006, 2005 and 2004 differs from the current Federal statutory income tax rate as follows:

	2006	2005	2004
Federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
California franchise tax, net of federal tax benefit	6.1	6.9	6.9
Stock based compensation	1.1	--	--
Tax exempt interest on municipal securities and loans	(1.8)	(1.6)	(2.3)
Prior year tax adjustments	(3.3)	--	--
Tax exempt earnings on bank owned life insurance	(1.1)	(1.0)	(1.4)
Other permanent differences	(0.1)	(0.7)	(0.3)
	35.9%	38.6%	37.9%

Note 14:  Commitments and Contingencies
The Bank rents certain premises and equipment under long-term non-cancellable operating leases expiring at various dates through the year 2021.  At December 31, 2006 the approximate minimum future commitments payable under non-cancell-able contracts for leased premises are as follows:

(In thousands)	2007	2008	2009	2010	2011	Thereafter	Total
Operating leases	$1,956	$2,010	$1,923	$1,699	$1,262	$10,759	$19,609

Rent expense included in "occupancy" totaled $2.0 million, $1.5 million and $1.3 million in 2006, 2005 and 2004, respectively.

The Bank leases one branch facility from a former member of the Bank's Board of Directors at current market prices.  This director retired as of November 30, 2006. Rental payments to the director totaled $114 thousand through November 2006. Rental payments to the director totaled $122 thousand and $120 thousand for the years ended December 31, 2005 and 2004, respectively.

The Bank is party to legal actions which arise from time to time as part of the normal course of its business.  The Bank believes, after consultation with legal counsel, that it has meritorious defenses in these actions, and that the liability, if any, will not have a material adverse effect on the financial position, results of operations, or cash flows of the Bank.

Note 15:  Fair Value of Financial Instruments
The carrying amounts and fair values of the Bank's financial instruments at December 31, 2006 and 2005 follows:

	2006		2005
(In thousands)	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
Financial assets
Cash and cash equivalents	$38,783	$38,783	$22,262	$22,262
Investment securities	89,373	89,338	108,672	108,611
Loans, net	711,755	704,341	679,546	675,189
Accrued interest receivable	4,191	4,191	3,934	3,934
Financial liabilities
Deposits	736,697	735,969	721,172	720,810
Federal funds purchased	29,400	29,400	21,000	21,000
Federal Home Loan Bank borrowings	10,000	9,805	10,000	9,832
Subordinated debenture	5,000	5,000	5,000	5,000
Accrued interest payable	797	797	396	396

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:
Cash and Cash Equivalents - Cash and cash equivalents are valued at their carrying amountsbecause of the short-term nature of these instruments.
Investment Securities - Investment securities are valued at the quoted market prices.  See Note 2 for further analysis.
Loans - Loans with variable interest rates are valued at the current carrying value, because these loans are regularly adjusted to market rates.  The fair value of fixed rate loans with remaining maturities in excess of one year is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.
Accrued Interest Receivable and Payable - The accrued interest receivable and payable balance approximates its fair value.
Deposits - The fair value of non-interest bearing deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand at the reporting date.  The fair value of time deposits is estimated by discounting the future cash flows using current rates offered for deposits of similar remaining maturities.

Federal Funds Purchased - The balance represents its fair value due to the short-term nature of these borrowings.
Federal Home Loan Bank Borrowings - The fair value is estimated by discounting the future cash flows using current rates offered for similar borrowings.
Subordinated Debenture - The balance represent its fair value as it has a variable interest rate.
Commitments - The fair value of commitments represents the carrying amount of the related unamortized loan fees and is not material.

Note 16:  Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal and California banking agencies.  The Federal Deposit Insurance Corporation (FDIC) has adopted risk-based capital regulations, which assign risk weightings to bank assets and "off-balance sheet" items (such as loan commitments).  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the FDIC that, if undertaken, could have a material effect on the Bank's financial statements.  The regulations require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 Capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2006 and 2005, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.  There are no conditions or events since the notification that management believes have changed the Bank's category.  The Bank's actual capital amounts and ratios as of December 31, 2006 and 2005, are presented in the following table.

(In thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2006	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk-weighted assets)	$103,576	12.56%	>=$65,969	>=8.0%	>=$82,461	>=10.0%
Tier 1 Capital (to risk-weighted assets)	$90,115	10.93%	>=$32,984	>=4.0%	>=$49,477	>=6.0%
Tier 1 Capital (to average assets)	$90,115	10.27%	>=$35,113	>=4.0%	>=$43,892	>=5.0%

As of December 31, 2005
Total Capital (to risk-weighted assets)	$91,556	11.52%	>=$63,561	>=8.0%	>=$79,452	>=10.0%
Tier 1 Capital (to risk-weighted assets)	$78,988	9.94%	>=$31,781	>=4.0%	>=$47,671	>=6.0%
Tier 1 Capital (to average assets)	$78,988	9.38%	>=$33,673	>=4.0%	>=$42,092	>=5.0%

Note 17:  Financial Instruments with Off-Balance Sheet Risk
The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Bank is exposed to credit loss, in the event of nonperformance by the borrower, in the contract amount of the commitment.  The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the borrower.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and real property.  The contract amount of loan commitments not reflected on the statement of condition was $218.8 million at December 31, 2006.  This amount included $106.4 million under commercial lines of credit (these commitments are contingent upon customers maintaining specific credit standards), $58.9 million under revolving home equity lines and $38.0 million under undisbursed construction loans, at rates ranging from 5.82% to 18.00%.  The Bank has set aside an allowance for losses in the amount of $438 thousand for these commitments, which is recorded in "interest payable and other liabilities."  Approximately 55% of the commitments expire in 2007 with approximately 45% expiring between 2008 and 2016.

Note 18:  Derivative Financial Instruments and Hedging Activities
The Bank of Marin has entered into interest-rate swaps, primarily as an asset/liability management strategy, in order to hedge the change in the fair value of both long-term fixed-rate loans and firm commitments to enter into long-term fixed-rate loans due to changes in interest rates.  Such hedges allow the Bank to offer long-term fixed rate loans to customers without assuming the interest rate risk of a long-term asset by swapping the Bank's fixed-rate interest stream for a floating-rate interest stream tied to one-month LIBOR.  Such modification of the interest characteristics of the loan protects the Bank against an adverse effect on earnings and the net interest margin due to fluctuating interest rates.

The two interest rate swaps held by the Bank are scheduled to mature in June of 2020 and June 2022.  Information on the Bank’s hedges follows:

	At December 31, 2006		At December 31, 2005
(In thousands)	Fair Value Swap	Forward Swap	Yield Maintenance Agreement	Fair Value Swap
Notional or Contractual Amount	$7,513	$8,300	$8,300	$7,828
Credit risk amount (1)	220	---	295	123
Estimated net fair value	220	(295)	295	123

	Year Ended
	December 31, 2006	December 31, 2005
Fair Value Swap:
Weighted average pay rate	4.59%	4.59%
Weighted average receive rate	5.06%	3.70%
Forward Swap:
Weighted average pay rate	5.54%	---
Weighted average receive rate	5.06%	---
Yield Maintenance Agreement:
Weighted average receive rate (2)	5.15%	---
Gain(loss) on designated and undesignated interest rate contracts	$(198)	$123
Increase (decrease) in value of designated loans and yield maintenance agreement qualifying as derivatives	198	(123)
Net gain (loss) on derivatives used to hedge loans recorded in income	$0	$0

(1)
Credit risk represents the amount of unrealized gain included in derivative assets which is subject to counterparty credit risk.  It reflects the effect of master netting agreements and includes credit risk on virtual derivatives.

(2)	Tax-equivalent yield equals 8.26%.

No ineffectiveness was recorded in any of the periods presented. The full change in value of swaps was included in the assessment of hedge effectiveness.

Placeholder for Selected Financial Data

The following graph, provided by Keefe, Bruyette, & Woods, Inc., shows a comparison of cumulative total shareholder return on the Bank’s common stock during the five fiscal years ended December 31, 2006 compared to Standard & Poors (S&P) 500 stock index and a peer group index.  The comparison assumes $100 was invested on December 31, 2001 in the Bank’s stock and all of the dividends were reinvested. The chart indicates that the Bank’s stock outperformed both the S&P index and its peers.

EXHIBIT INDEX

Exhibit No.	Description	Page No.

2.1	Plan of Reorganization and Agreement of Merger, dated as of March 8, 2007